Exhibit (C)(4)

C O N F I D E N T I A L 2 8 A U G U S T 2 0 2 0 P R E S E N TAT I O N T O T H E B O A R D O F D I R E C T O R S Project Tropics

C O N F I D E N T I A L P R O J E C T T R O P I C S Disclaimer The information herein has been prepared by Lazard based upon information supplied by the Company or publicly available information, and portions of the information herein may be based upon certain statements, estimates and forecasts provided by the Company with respect to the anticipated future performance of the Company. We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, or concerning solvency or fair value of the Company. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company. We have relied on the assessments of the Company as to the validity of, and risks associated with, the products and product candidates of the Company (including, without limitation, the timing and probability of successful development, testing and marketing of such products and product candidates and approval thereof by appropriate governmental authorities). We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based, including with respect to the potential effects of the COVID-19 pandemic on such forecasts or assumptions. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise. The current volatility and disruption in the credit and financial markets relating to, among others, the COVID-19 pandemic, may or may not have an effect on the Company and we are not expressing an opinion as to the effects of such volatility or such disruption on the Company. These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties without the prior written consent of Lazard; provided, however, that you may disclose to any and all persons the U.S. federal income tax treatment and tax structure of the transaction described herein and the portions of these materials that relate to such tax treatment or structure. Lazard is acting as investment banker to the Company, and will not be responsible for and will not provide any tax, accounting, actuarial, legal or other specialist advice.

PROJECT TROPICS

Overview of Transaction Consideration

($ and amounts in millions, except per share values)

Offer Price		**$34.50**
Share Count (Treasury Stock Method)	Basic Shares Outstanding	65.5
	Options	3.4
	Restricted Stock Units	1.1
	Convertible Preferred Stock	5.3
	Fully Diluted Shares Outstanding	**75.3**
Equity Value	**Offer Value**	**$2,598**
Net Cash (As of 6/30/20)[1]	Cash and Equivalents	$318
	Debt	($139)
	Net Cash	**$179**
Enterprise Value	**Transaction Value**	**$2,419**
Premium	*Premium To:*	
	Spot Price (8/27/20): $11.99	*188%*
	20-day VWAP: $13.44	*157%*
	52-Week High Closing Price (1/16/20): $36.56	*(6%)*
	Mango Cost Basis: $26.30[2]	*31%*

Source: FactSet, company filings, and press releases.

Note: Market data as of August 27, 2020.

1 Cash and debt balance as of June 30, 2020. $139mm debt balance includes KKR loan agreement (including repayment fee of 4%), which includes up to $170mm in three tranches; $40mm funded 01/2019, $85mm funded 02/2020 following FDA approval of Palforzia. Remaining amount ($45mm) is no longer available.

2 Mango made investments of (1) $145mm for 7.6mm shares at $19.20 per share (private placement) in Nov. 2016, (2) $30mm for 0.9mm shares at $32.00 per share in a public offering in February 2018, (3) $98mm for 3.2mm shares at $30.27 per share in December 2018, and (4) $200mm for 1.0mm shares of common stock at $31.97 per share and 0.5mm shares of preferred stock convertible at $319.68 per share (convertible on a one-for-ten shares of common stock basis) in February 2020.

LAZARD

1

PROJECT TROPICS

Overview of Papaya's Product Pipeline

Program (Allergy)	Pre-IND	Phase 1	Phase 2	Phase 3	Approved	Included in Valuation
Palforzia Pediatric (Peanut)	FDA Approved on January 31, 2020 MAA Approval Expected 4Q20					✓[1]
Palforzia Adult (Peanut)	Phase 3 Initiation Expected 2021					✓
AIMab7195 (Combo with other CODIT[2] products)		IND Filing Expected 2021				✓
AR401 (Multi Tree Nut)		IND Filing Expected 2022				✓
AR201 (Egg)	On hold					✗
Palforzia + adjunctive dupilumab (Peanut)						✗

Source: Management.

1 Assumes partnership of EU Palforzia pediatric business.

2 CODIT, or Characterized Oral Desensitization Immunotherapy, is Papaya's technology platform.

LAZARD

2

PROJECT TROPICS

Probability-Adjusted Papaya P&L Forecast

($ in millions)

The forecast below is based on Management's assumptions and are approved by the Board

	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E
Total Revenue	$12	$81	$291	$514	$712	$930	$1,170	$1,333	$1,445	$1,551	$1,730	$1,861	$1,819	$1,670	$1,470	$1,179
% Growth	--	n/m	258%	77%	39%	31%	26%	14%	8%	7%	12%	8%	(2%)	(8%)	(12%)	(20%)
COGS[1]	0	7	31	40	60	62	77	90	99	126	155	166	171	165	152	128
% of Product Sales	n/m	9%	11%	8%	8%	7%	7%	7%	7%	8%	9%	9%	9%	10%	10%	11%
Gross Profit	$12	$74	$260	$474	$652	$868	$1,093	$1,243	$1,345	$1,425	$1,575	$1,695	$1,649	$1,505	$1,318	$1,051
% Margin	96%	91%	89%	92%	92%	93%	93%	93%	93%	92%	91%	91%	91%	90%	90%	89%
R&D	88	89	88	101	92	87	88	93	108	109	109	120	96	83	74	60
% of Product Sales	n/m	109%	30%	20%	13%	9%	7%	7%	7%	7%	6%	6%	5%	5%	5%	5%
SG&A[2]	176	182	199	248	325	386	444	485	528	568	612	659	638	549	467	421
% of Product Sales	n/m	224%	68%	48%	46%	42%	38%	36%	37%	37%	35%	35%	35%	33%	32%	36%
Total Opex	$264	$271	$287	$348	$417	$474	$531	$578	$636	$677	$721	$779	$734	$631	$541	$481
EBIT	($252)	($196)	($26)	$125	$235	$395	$562	$665	$709	$748	$854	$916	$914	$874	$777	$570
% Margin	n/m	n/m	n/m	24%	33%	42%	48%	50%	49%	48%	49%	49%	50%	52%	53%	48%
Less: Tax Expense	0	3	2	1	11	21	32	140	163	176	203	219	219	210	189	139
NOPAT	($252)	($200)	($28)	$124	$224	$374	$530	$525	$546	$572	$652	$697	$695	$664	$588	$432
% Margin	n/m	n/m	n/m	24%	32%	40%	45%	39%	38%	37%	38%	37%	38%	40%	40%	37%
Free Cash Flows	($260)	($204)	($62)	$85	$193	$340	$495	$498	$543	$549	$622	$679	$691	$679	$610	$474
% Margin	n/m	n/m	n/m	17%	27%	37%	42%	37%	38%	35%	36%	37%	38%	41%	41%	40%

LAZARD

Source: *Management.*
Note: EU Palforzia probability of technical success (PTS) of 80%. Adult Palforzia PTS of 63%. AR401 PTS of 25%. AIMab7195 PTS of 10%.
1 COGS includes Xencor AIMab7195 payables, including milestones and royalties.
2 SG&A includes stock-based compensation expense.

3

P R O J E C T T R O P I C S Papaya Valuation Summary ($ in billions, except per share values) Method Equity Value Per Share Implied TEV Comments Current Price: Offer Price: $11.99 $34.50 15.25-year probability-adjusted sum-of-Discounted the-parts DCF from 4Q20 to 2035 $29.55 $36.90 $2.0 – $2.6 Cash Flow WACC range of 10% – 12% Terminal growth rate of (40%) – (20%)1 1.9x – 4.0x Papaya’s unadjusted FY+3 Public $16.00 $30.10 $1.0 – $2.1 revenue of ~$515mm, based on 25th to Comparables 75th percentile of selected comparable companies 3.3x – 4.4x Papaya’s unadjusted FY+3 Precedent $25.55 $32.70 $1.7 – $2.3 revenue of ~$515mm, based on 25th to Transactions 75th percentile of selected precedent transactions DCF analysis including an illustrative DCF with 2021 $27.30 $34.25 $2.1 – $2.7 $125mm equity offering2 Only Equity Raise 70% – 110% 1-day premium to unaffected, based on 25th to 75th pctl. Premia Paid $20.40 $25.20 $1.5 – $1.9 of selected biotech transactions since Purposes 2017 with TV of $1-$10bn Analyst price target range of 11 Analyst Price research analysts $15.00 $66.00 $0.9 – $5.0 Reference Target Range Median price target of $35 per share For 52-week trading range of $11.48 per 52-Week share (Mar. 16, 2020) to $36.56 per $11.50 $36.55 $0.7 – $2.6 Trading Range share (Jan. 16, 2020) $0 $10 $20 $30 $40 $50 $60 $70 Source: Management, equity research, and FactSet. 4 Note: Market data as of August 27, 2020. Per share values rounded to the nearest $0.05 per share. 1 Midpoint of the range is $32.70 per share assuming 11% WACC and TGR of -30%. Terminal value represents ~6% to ~13% of total enterprise value. 2 Papaya raises $125mm assuming a 10% discount to assumed share price of $13.50 per share, resulting in ~10.3mm shares issued. Net proceeds of $115mm assuming an 8% transaction fee.

P R O J E C T T R O P I C S Probability-Adjusted Sum-Of-The-Parts DCF ($ in millions, except per share values) Equity Value Per Share Commentary Valuation date of September $45.00 30, 2020 $6.65 $0.05 ($11.80) 40.00 15.25-year DCF forecast through 2035 Terminal value in 2035 Offer Price: $3.75 $1.55 $32.70 based on midpoint of $34.50 $2.05 terminal growth rate (-30%) $7.70 30.00 Represents ~8% of total value 25.00 $22.65 WACC of 11% (midpoint of range) 20.00 See Appendix for WACC analysis Current U.S. and EU tax rate of Share Price: 25% $11.99 and 15%, respectively 10.00 U.S. net operating loss (NOL) carryforward and tax 5.00 credit balance of ~$540mm as of December 31, 2019 0.00 Projected net cash of U.S. U.S. EU U.S. U.S. G&A NOLs Net Cash Total Value ~$116mm1 as of September Palforzia Palforzia Palforzia AR401 AIMab7195 Ped. Adult Ped. 30, 2020 NPV $1,700 $580 $280 $500 $15 ($885) $150 $115 $2,455 Source: Management and FactSet. 5 Note: Market data as of August 27, 2020. Figures rounded to nearest $5mm and $0.05 per share. 1 $318mm in cash and equivalents and $139mm in debt (including 4% repayment fee) as of June 30, 2020. Assumes ~$63mm in 3Q20 cash burn per Papaya management.

P R O J E C T T R O P I C S Probability-Adjusted DCF Sensitivity Analysis ($ per share) Variable Equity Value Per Share Commentary Current: 20-mo. maintenance duration U.S. Palforzia Sensitivity: -15% decrease to revenue in $26.35 $43.05 Pediatric Revenue each year / 30-month maintenance duration (~26% increase in 2027 revenue)1 Current: 25% Sensitivity: 10%—40% U.S. AR401 PTS $29.40 $35.70 Current: 63% U.S. Palforzia Sensitivity: 50%—75% $31.00 $34.35 Adult PTS Current: 80% EU Palforzia PTS Sensitivity: 70%—90% $32.30 $33.15 Current: 10% U.S. AIMab7195 Sensitivity: 5%—15% $32.35 $33.10 PTS Current: No equity raise Sensitivity: $125mm equity financing2 Equity Raise $30.25 $25 DCF Midpoint: $40 $45 $32.70 Source: Management and FactSet. 6 Note: PTS is probability of technical success. Figures rounded to nearest $0.05 per share. 1 No adjustment to expense base in sensitivity analysis. 2 Papaya raises $125mm assuming a 10% discount to assumed share price of $13.50 per share, resulting in ~10.3mm shares issued. Net proceeds of $115mm assuming an 8% transaction fee.

P R O J E C T T R O P I C S Overview of Selected Comparable Companies ($ in millions) Below are selected publicly-traded non-oncology biotech companies with near-to-market or recently-launched first products Lead Product 2023E 2023E Market Enterprise Company Status (FY+3) (FY+3) Product Value Value 2 (Approval1) Revenue EV / Revenue Marketed GBT Oxbryta $4,067 $3,648 $880 4.1x (11/25/19) Marketed Biohaven Nurtec 3,933 3,841 1,032 3.7x (2/27/20) BLA filed Revance Daxi 1,979 1,686 370 4.6x (11/25/20) Marketed IntraCellular Caplyta 1,250 848 510 1.7x (12/23/19) Marketed Zogenix Finetepla 1,238 913 376 2.4x (6/25/20) Marketed Esperion Nexletol 963 670 392 1.7x (2/21/20) 75th Pctl. $3,445 $3,158 $787 4.0x Median 1,615 1,299 451 3.1x Mean 2,238 1,935 593 3.0x 25th Pctl. 1,241 865 380 1.9x Source: FactSet, Evaluate Pharma, company filings, websites and corporate presentations. 7 Note: Market data as of August 27, 2020. Operating leases and contingent liabilities (e.g., royalties) are included as debt. 1 Represents FDA approval date, if marketed. Represents PDUFA date, if BLA / NDA filed. 2 Revenue estimates represent FactSet median analyst estimate for FY+3 (2023).

P R O J E C T T R O P I C S Overview of Selected Precedent Transactions ($ in millions) Below are precedent transactions involving non-oncology biotech companies with near-to-market or recently-launched first products Lead Program Consideration Upfront / Ann. FY+3 Acquiror Target FY+3 Date Product Status Approval Upfront Total Revenue Revenue May-20 Alexion Portola Andexxa Marketed 5/3/18 $1,262 $1,262 $481 2.6x Qbrexza / Marketed / 6/28/18 Jan-20 Eli Lily Dermira 1,066 1,066 335 3.2x Lebrikizumab Phase 3—Sep-19 SOBI Dova Doptelet Marketed 6/27/19 796 843 230 3.5x Sep-19 Lundbeck Alder Eptinezumab Filed 2/21/20 1,419 1,590 350 4.1x Feb-19 Ipsen Clementia Palovarotene Filing 1—856 1,103 182 4.7x Jul-16 Galenica Relypsa Veltassa Marketed 10/21/15 1,424 1,424 412 3.5x May-16 Pfizer Anacor Crisaborole Filed 12/14/16 5,121 5,121 1,089 4.7x 75th Pctl. $1,422 $1,507 $446 4.4x Median 1,262 1,262 350 3.5x Mean 1,706 1,773 440 3.7x 25th Pctl. 961 1,084 283 3.3x Source: Company filings, press releases and equity research. 8 1 An NDA for Clementia’s palovarotene for episodic flare-up treatment of fibrodysplasia ossificans progressiva was expected to be submitted to the U.S. Food and Drug Administration (FDA) in the second half of 2019.

C O N F I D E N T I A L P R O J E C T T R O P I C S Appendix

PROJECT TROPICS APPENDIX

Papaya's Recent Share Price Performance

($ in millions, except per share values)

Share Price Performance – Last Twelve Months



Price ($)
Volume (MM)
U.S. Shelter-in-Place
$40.00
35.00
30.00
25.00
20.00
15.00
10.00
20.0
17.5
15.0
12.5
7.5
5.0
0.0
Aug-19
Nov-19
Feb-20
May-20
Aug-20
Jan 31, 2020
FDA approval of Palforzia as first treatment for patients with peanut allergy
Feb. 5, 2020
Announces licensing of XmAb7195 from Xencor and $200mm equity investment by Mango
Oct. 8, 2019
DBV announces FDA acceptance of Viaskin's BLA filing
Feb. 21, 2020
DBV announces AdCom for Viaskin will be held on May 15
May 11, 2020
1Q20 earnings; Palforzia sales of $0.6mm in-line with analyst estimates
Aug. 4, 2020
DBV announces Viaskin CRL
July 30, 2020
2Q20 earnings; no net product revenue due to COVID
Mar. 16, 2020
First patients treated with Palforzia; DBV announces that FDA requested add'l long-term efficacy and patch-site adhesion data and that AdCom meeting will not occur on May 15; PDUFA date of August 5, 2020 unchanged
Sept. 13, 2019
FDA AdCom votes to support the use of Palforzia for peanut allergy
BTK
22%
$11.99
(38%)

Trading Statistics

	At Palforzia Approval[1]		Current
Share Price	$33.01	-64%	$11.99
% of 52 Week High	*90%*		*33%*
Equity Value	$1,980	-56%	$867
Cash & Equivalents	144		318[2]
Debt	52		139[2]
Enterprise Value	$1,888		$688

Source: FactSet, company filings, and press releases.

Note: Market data as of August 27, 2020.

1 Palforzia was approved on January 31, 2020. Trading statistics shown as of February 3, 2020 (affected for Palforzia's approval).

2 Cash and debt balance as of June 30, 2020. $139mm debt balance includes KKR loan agreement (including 4% repayment fee), which includes up to $170mm in three tranches; $40mm funded 01/2019, $85mm funded 02/2020 following FDA approval of Palforzia. Remaining amount ($45mm) is no longer available.

LAZARD 9

P R O J E C T T R O P I C S APPENDIX Overview of Papaya Analyst Price Targets and Ratings ($ per share) Evolution of Analyst Recommendations Analyst Price Targets and Ratings Buy Hold Sell Stock Price Analyst Price Target $55.00 50.00 2 2 2 2 45.00 4 4 4 4 4 5 5 5 5 40.00 35.00 $35.00 30.00 25.00 20.00 7 7 7 7 7 7 15.00 6 6 6 5 5 5 5 $11.99 10.00 5.00 0.00 Aug-19 Sep-19 Oct-19 Nov-19 Dec-19 Jan-20 Feb-20 Mar-20 Apr-20 May-20 Jun-20 Jul-20 Aug-20 Ratings as a % of Total Sell 0% 0% 0% 0% 0% 0% 0% 0% 0% 0% 0% 0% 0% Neutral 22% 22% 22% 22% 40% 40% 40% 50% 50% 50% 50% 36% 36% Buy 78% 78% 78% 78% 60% 60% 60% 50% 50% 50% 50% 64% 64% Source: FactSet and equity research. 10 Note: Market data as of August 27, 2020.

PROJECT TROPICS APPENDIX

Unadjusted Papaya P&L Forecast

($ in millions)

The forecast below is based on Management's assumptions and are approved by the Board

	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E
Total Revenue	$12	$84	$292	$516	$721	$981	$1,274	$1,483	$1,770	$2,445	$3,319	$4,051	$4,308	$4,317	$3,985	$3,408
% Growth	–	*n/m*	*246%*	*77%*	*40%*	*36%*	*30%*	*16%*	*19%*	*38%*	*36%*	*22%*	*6%*	*0%*	*(8%)*	*(14%)*
COGS[1]	0	7	33	40	70	64	83	103	163	338	530	557	599	616	586	526
% of Product Sales	*2%*	*7%*	*11%*	*8%*	*9%*	*6%*	*6%*	*7%*	*9%*	*13%*	*16%*	*13%*	*14%*	*14%*	*15%*	*15%*
Gross Profit	$12	$77	$259	$476	$651	$916	$1,191	$1,380	$1,607	$2,107	$2,789	$3,493	$3,709	$3,701	$3,399	$2,882
% Margin	*96%*	*92%*	*89%*	*92%*	*90%*	*93%*	*94%*	*93%*	*91%*	*86%*	*84%*	*86%*	*86%*	*86%*	*85%*	*85%*
R&D	88	91	99	117	134	115	120	126	136	124	123	132	108	94	86	72
% of Product Sales	*n/m*	*108%*	*34%*	*23%*	*19%*	*12%*	*9%*	*8%*	*8%*	*5%*	*4%*	*3%*	*3%*	*2%*	*2%*	*2%*
SG&A[2]	176	182	199	248	349	421	496	548	677	761	860	952	924	757	606	530
% of Product Sales	*n/m*	*215%*	*68%*	*48%*	*48%*	*43%*	*39%*	*37%*	*38%*	*31%*	*26%*	*23%*	*21%*	*18%*	*15%*	*16%*
Total Opex	$264	$273	$298	$364	$483	$536	$616	$674	$813	$886	$983	$1,084	$1,032	$852	$692	$602
EBIT	($252)	($195)	($39)	$111	$168	$380	$575	$706	$794	$1,221	$1,806	$2,410	$2,677	$2,849	$2,707	$2,280
% Margin	*n/m*	*n/m*	*n/m*	*22%*	*23%*	*39%*	*45%*	*48%*	*45%*	*50%*	*54%*	*59%*	*62%*	*66%*	*68%*	*67%*
Less: Tax Expense	0	4	2	2	7	21	34	120	181	293	439	590	658	702	671	566
NOPAT	($252)	($199)	($41)	$110	$161	$359	$541	$586	$612	$929	$1,367	$1,819	$2,019	$2,147	$2,036	$1,714
% Margin	*nm*	*nm*	*nm*	*21%*	*22%*	*37%*	*42%*	*39%*	*35%*	*38%*	*41%*	*45%*	*47%*	*50%*	*51%*	*50%*
Free Cash Flows	($260)	($203)	($75)	$76	$141	$313	$499	$551	$585	$801	$1,219	$1,693	$1,960	$2,129	$2,076	$1,805
% Margin	*n/m*	*n/m*	*n/m*	*15%*	*20%*	*32%*	*39%*	*37%*	*33%*	*33%*	*37%*	*42%*	*45%*	*49%*	*52%*	*53%*

Source: *Management.*
1. COGS includes Xencor AIMab7195 payables, including milestones and royalties.
2. SG&A includes stock-based compensation expense.

LAZARD 11

PROJECT TROPICS

APPENDIX

Summary Analysis of Recent Biotech Premia Paid

Observations

- **We conducted a premia paid analysis of public biotech acquisitions since 2017 with total transaction values (including CVRs) between $1 billion and $10 billion (n=23)**
- **The 1-day premium to unaffected share price range is ~70% to ~110%**

1-Day Premium Paid Summary Statistics (n=23)	
75th Percentile	*112%*
Mean	*93%*
Median	*88%*
25th Percentile	*68%*

Date	Acquiror	Target	Premium to 1-Day
8/19/20	J & J	Momenta	*70%*
8/17/20	Sanofi	Principia	*35%*
5/5/20	Alexion	Portola	*132%*
3/2/20	Gilead	Forty Seven	*96%*
1/10/20	Lilly	Dermira[1]	*138%*
12/9/19	Sanofi	Synthorx	*172%*
12/9/19	Merck	Arqule	*107%*
12/2/19	Astellas	Audentes	*110%*
11/24/19	Novartis	Medicines Co	*45%*
10/10/19	UCB	Ra	*112%*
9/16/19	Lundbeck	Alder	*79%*
2/25/19	Ipsen	Clementia	*67%*
2/25/19	Roche	Spark	*122%*
1/7/19	Lilly	Loxo	*68%*
12/3/18	GSK	Tesaro	*182%*
10/18/18	Novartis	Endocyte	*54%*
5/10/18	Lilly	Armo	*68%*
4/9/18	Novartis	AveXis	*88%*
1/29/18	Sanofi	Ablynx	*112%*
1/22/18	Celgene	Juno	*91%*
12/22/17	Roche	Ignyta	*74%*
10/30/17	Novartis	AAA	*41%*
1/9/17	Takeda	Ariad	*75%*

LAZARD

Source: *Company filings and press releases*
Note: Includes public biotech acquisitions with total transaction value (including CVRs) between $1 billion and $10 billion since 2017.
1 Lilly/Dermira statistics based on unaffected date of December 6, 2019, due to significant price appreciation without notable news or catalysts.

12

PROJECT TROPICS APPENDIX

Papaya WACC Analysis

($ in millions)

Weighted Average Cost of Capital Analysis

Company	Market Value	Capital Structure: Debt / Cap.	Capital Structure: Debt / Equity	Bloomberg Beta[1]: Levered Beta	Bloomberg Beta[1]: Unlevered Beta
GBT	$4,067	2%	2%	1.17	1.16
Biohaven	3,933	2%	2%	1.41	1.39
Revance	1,979	9%	10%	1.34	1.24
IntraCellular	1,250	2%	2%	1.34	1.32
Zogenix	1,238	5%	5%	0.86	0.82
Esperion	963	1%	1%	1.19	1.18
	75th Percentile:	4%	4%	1.34	1.30
	Median:	2%	2%	1.27	1.21
	Mean:	3%	4%	1.22	1.19
	25th Percentile:	2%	2%	1.18	1.16
Papaya	$867	14%	16%	1.26	1.12

Assumptions	
Unlevered Beta	1.21
Target Debt/Capitalization	13.8%
Target Debt/Equity	16.0%
Levering Factor	1.13
Levered Beta[2]	1.37
Marginal Tax Rate	21.0%
Risk-Free Rate of Return[3]	1.4%
Equity Risk Premium[4]	7.2%
Cost of Equity[5]	11.2%
Pre-Tax Cost of Debt[6]	10.4%
WACC[7]	**10.8%**

Sensitivity Range: Low	Sensitivity Range: High	Implied WACC: Low	Implied WACC: High
1.16	1.39	10.4%	12.0%

Source: *Company filings, Bloomberg, and FactSet.*
Note: Market data as of August 27, 2020. Operating leases and contingent liabilities (e.g., royalties) are included as debt for peers.
1 Historical Bloomberg betas based on a 2-year lookback period.
2 Levered Beta = Unlevered Beta x [1 + (1 - Tax Rate)(Debt/Equity)]. Unlevered Beta based on median of peers.
3 Represents 30-year U.S. Treasury yield.
4 Equity risk premium as per Duff & Phelps 2019 handbook.
5 Cost of Equity = (Risk Free Rate of Return) + (Levered Beta)(Equity Risk Premium).
6 Based on cost of debt from KKR term loan agreement.
7 Weighted Average Cost of Capital = (After-Tax Cost of Debt)(Debt/Cap) + (Cost of Equity)(Equity/Cap).

LAZARD 13